Exhibit 99.1
Qualtrics Appoints Robin Manherz to Board of Directors

Tenured SAP leader replaces retiring board member DJ Paoni

PROVO, Utah & SEATTLE– Aug. 19, 2022 -- Qualtrics (Nasdaq: XM), the leader and creator of the experience management (XM) category, today announced that SAP Chief Operating Officer for Customer Success Robin Manherz, has joined the company’s Board of Directors. Manherz replaces retiring member DJ Paoni.

Manherz has served in a number of leadership positions at SAP since she joined the company in 2007, contributing to investment strategy, portfolio planning, finance, and sales operations, among other key areas. As SAP Chief Performance Officer, she delivered world-class experiences while implementing SAP’s company strategy. She was also Chief Operating Officer of SAP SuccessFactors, SAPs cloud-based human capital management solution.

Prior to joining SAP, Manherz held professional and leadership positions at JDEdwards and QAD. Manherz graduated summa cum laude with a Bachelor of Science from the Georgia Institute of Technology. With Paoni’s retirement and Manherz’s appointment, the size of the Qualtrics Board of Directors remains at 11 members.

https://www.qualtrics.com/investors/board-of-directors/

About Qualtrics

Qualtrics, the leader and creator of the experience management (XM) category, is changing the way organizations manage and improve the four core experiences of business—customer, employee, product and brand. Over 16,750 organizations around the world use Qualtrics to listen, understand and take action on experience data (X-data™)—the beliefs, emotions and intentions that tell you why things are happening, and what to do about it. The Qualtrics XM Platform™ is a system of action that helps businesses attract customers who stay longer and buy more, engage employees who build a positive culture, develop breakthrough products people love and build a brand people are passionate about. To learn more, please visit qualtrics.com.

Emily Heffter, Head of PR and Corporate Communications
press@qualtrics.com